Bright Mountain Media, Inc Announces Second Quarter 2023 Financial Results

Boca Raton, FL, August 14, 2023 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, and creative media services, today announced its unaudited financial results for the three and six months ended June 30, 2023.

Second Quarter 2023 Highlights

•Revenue increased 121% to $12.6 million compared to $5.7 million in the prior year period
•Gross margin increased 23% to $3.5 million compared to $2.8 million in the prior year period
•Quarterly brand events fuse our digital publishing with insights for greater cross selling opportunities

Matt Drinkwater, Chief Executive Officer of the Company stated, “Bright Mountain Media completed its acquisition of Big Village Insights and Big Village Agency on April 20th, 2023. The resulting company is now a global holding company with current investments in digital publishing, advertising technology, consumer insights, and creative and media services. The addition of Big Village evolves Bright Mountain to meet and lead the current media market, transforming the company from a simple media publishing organization to a complete media solutions provider that pairs publishing, creative media, data-driven research that creates in-depth customer insights, and technology-enhanced optimization and targeting. Big Village allows Bright Mountain to refer to internal opportunities providing overlap across our varied customer bases. With this overlap, Bright Mountain can monetize existing customer relationships multiple times, creating a flywheel effect.”

Mr. Drinkwater concluded: “We believe we are now beginning to leverage the combined abilities of our advertising technology with our digital publishing businesses. Our first brand briefing event was held in June, which was a great use case study to leverage publishing and insights to create valuable media solutions to a growing customer base. Attendees of these brand events are provided access to proprietary and valuable data about the buying power and influence of younger generations. Because of increased regulatory scrutiny of data and privacy, companies across the spectrum continue to look for impactful data to understand their target audiences. We intend to leverage the platform we have built to scale to profitability and drive increased shareholder value.”

Financial Results for the Three Months Ended June 30, 2023

•Revenue was $12.6 million, an increase of $6.9 million or 121% compared to $5.7 million for the same period of 2022. Advertising technology revenue was approximately $11.2 million and digital publishing contributed approximately $1.4 million during the second quarter of 2023, with $9.2 million or 82% attributable to Big Village’s Agency and Insights divisions.
•Gross margin was $3.5 million, an increase of 23%, compared to $2.8 million in the same period of 2022. Cost of revenue increased to $9.2 million as a result of higher direct salaries and project costs associated with the acquisition of Big Village’s Agency and Insights divisions.
•General and administrative expense was $7.4 million, an increase of 114%, compared to $3.4 million in the same period of 2022. The increase was primarily attributed to increased personnel and professional fees as a result of the acquisition of Big Village’s Agency and Insights divisions.
•Net loss was $6.1 million, an increase of 316%, compared to a $1.5 million net loss in the same period of 2022.
•Adjusted EBITDA loss was $1.9 million compared to Adjusted EBITDA of $39,000 in the same period of 2022.

Financial Results for the Six Months Ended June 30, 2023

•Revenue was $14.1 million, an increase of $4.9 million or 54% compared to $9.2 million for the same period of 2022. Advertising technology revenue was approximately $11.7 million and digital publishing contributed approximately $2.4 million during the first half of 2023, with $9.2 million or 79% attributable to Big Village’s Agency and Insights divisions.
•Gross margin was $4.0 million, a reduction of 12%, compared to $4.5 million in the same period of 2022. Cost of revenue increased to $10.1 million as a result of higher direct salaries and project costs associated with the acquisition of Big Village’s Agency and Insights divisions.
•General and administrative expense was $10.8 million, an increase of 48%, compared to $7.3 million in the same period of 2022. The increase was primarily attributed to increased professional fees of $2.2 million as a result of the acquisition of Big Village’s Agency and Insights divisions.
•Net loss was $9.9 million, an increase of 176%, compared to a $3.6 million net loss in the same period of 2022.
•Adjusted EBITDA loss was $3.9 million compared to Adjusted EBITDA loss of $1.4 million in the same period of 2022.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s brands include Big-Village Agency, BV Insights, Wild Sky Media, and Bright Mountain LC. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:
Brian M. Prenoveau, CFA
MZ North America
561-489-5315
BMTM@mzgroup.us

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share figures)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue	$12,616	$5,717	$14,114	$9,176
Cost of revenue	9,162	2,900	10,132	4,628
Gross margin	3,454	2,817	3,982	4,548
General and administrative expenses	7,374	3,443	10,802	7,293
Loss from operations	(3,920)	(626)	(6,820)	(2,745)
Financing (expense) income
Gain on forgiveness of PPP loan	—	296	—	1,137
Other income	103	39	381	39
Interest expense - Centre Lane Senior Secured Credit Facility - related party	(2,244)	(1,160)	(3,407)	(1,994)
Interest expense - Convertible Promissory Notes - related party	(6)	(6)	(11)	(11)
Other interest expense	(4)	(1)	(10)	(1)
Total financing (expense)	(2,151)	(832)	(3,047)	(830)
Net loss before income tax	(6,071)	(1,458)	(9,867)	(3,575)
Income tax provision	—	—	—	—
Net loss	(6,071)	(1,458)	(9,867)	(3,575)

Dividends
Preferred stock dividends	—	(1)	—	(2)

Net loss attributable to common shareholders	$(6,071)	$(1,459)	$(9,867)	$(3,577)
Foreign currency translation	119	17	133	17
Comprehensive loss	$(5,952)	$(1,442)	$(9,734)	$(3,560)

Net loss per common share
Basic and diluted	$(0.04)	$(0.01)	$(0.06)	$(0.02)
Weighted-average common shares outstanding
Basic and diluted	166,779,390	149,159,461	158,291,304	149,130,579

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share figures)

	June 30, 2023	December 31, 2022*
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$3,350	$316
Accounts receivable, net	15,225	3,585
Prepaid expenses and other current assets	1,423	600
Total Current Assets	19,998	4,501
Property and equipment, net	214	40
Intangible assets, net	19,556	4,510
Goodwill	20,936	19,645
Operating lease right-of-use asset	338	367
Other assets	187	137
Total Assets	$61,229	$29,200
LIABILITIES AND SHAREHOLDERS' (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$15,202	$10,317
Other liabilities	4,788	1,838
Interest payable – 10% Convertible Promissory Notes - related party	35	31
Deferred revenue	4,863	737
Note payable – 10% Convertible Promissory Notes, net of discount – related party	75	68
Note payable – Centre Lane Senior Secured Credit Facility – related party (current portion)	4,048	4,860
Total Current Liabilities	29,011	17,851
Note payable – Centre Lane Senior Secured Credit Facility – net of discount, related party	53,061	25,101
Operating lease liability	276	319
Total Liabilities	82,348	43,271
Shareholders' Deficit
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at June 30, 2023 and December 31, 2022
Common stock, par value 0.01, 324,000,000 shares authorized, 172,106,629 and 150,444,636 issued and 171,281,454 and 149,619,461 outstanding at June 30, 2023 and December 31, 2022, respectively	1,721	1,504
Treasury stock, at cost; 825,175 shares at June 30, 2023 and December 31, 2022	(220)	(220)
Additional paid-in capital	101,266	98,797
Accumulated deficit	(124,136)	(114,269)
Accumulated other comprehensive income	250	117
Total shareholders’ deficit	(21,119)	(14,071)
Total liabilities and shareholders' deficit	$61,229	$29,200

*Derived from audited consolidated financial statements.

BRIGHT MOUNTAIN MEDIA, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.
A reconciliation of net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss before tax plus:	$(6,071)	$(1,458)	$(9,867)	$(3,575)
Depreciation expense	39	8	46	12
Amortization of intangibles	728	390	1,114	786
Amortization of debt discount	540	335	844	615
Other interest expense	8	1	10	1
Interest expense – Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes – related party	1,709	836	2,573	1,396
EBITDA	(3,047)	112	(5,280)	(765)
Stock compensation expense	33	30	58	176
Gain on forgiveness of PPP loan	—	(296)	—	(1,137)
Non-restructuring severance expense	114	29	236	29
Non-recurring professional fees	685	164	685	308
Non-recurring legal fees	359	—	359	—
Adjusted EBITDA	$(1,856)	$39	$(3,942)	$(1,389)